Therapeutic Solutions International Reports Reduction of Tumor Blood Vessels in Mouse Melanoma Model Treated with StemVacs

Discovery of New Mechanisms of Action Supports Novel Applications for Dendritic Cell Based Cancer Cellular Immunotherapy

ELK CITY, Idaho, March 8, 2021 /TSOINewswire/ -- Therapeutic Solutions International, Inc., (OTC Markets: TSOI), reported today novel findings suggesting that StemVacs treatment induces regression of tumor-feeding blood vessels in a mouse model of melanoma.

StemVacs, which is comprised of allogeneic cord blood derived dendritic cells, has previously been shown to induce anti-tumor immunity and stimulation of natural killer cell activity [1]. The current data supports the notion that StemVacs may not predispose to drug resistance since tumor-feeding blood vessels are not mutating as fast as tumor cells are.

"The findings disclosed today point to a completely new mechanism of action for StemVacs" said Dr. James Veltmeyer, Chief Medical Officer of the Company. "Tumor blood vessels are a unique target in that they do not possess genetic abnormalities like the cancer. This means that if we can attack tumor blood vessels immunologically, we may really have found the Achilles Heel of cancer."

Dr. Thomas Ichim, Board Member of the Company, and Dr. Francesco Marincola, Scientific Advisory Board Member, previously published that selective immunity to cancer endothelial cells may be achieved while sparing immune attack to healthy endothelium [2]. Furthermore, in a previous company [3], Dr. Ichim obtained an FDA Investigational New Drug clearance to begin treating patients with immunotherapy that specifically targets the blood vessels that feed cancer and keep it alive.

"The field of targeting cancer blood vessels, called "anti-angiogenesis" therapy, is extremely exciting" said Famela Ramos, Vice President of Business Development for the Company. "The drug Avastin, which also targets tumor blood vessels, although not nearly as effective as StemVacs based on animal studies, had $7.2 billion in sales in 2019 [4].

"The mantra at TSOI is that we are a "science first" company" said Timothy Dixon, President and CEO of the Company. "In cases like today's it really pays off to be a "science first" company because it opens up new possibilities of treatment and new combinations based on elucidation of this novel mechanism of action by which StemVacs appears to be functioning."

About Therapeutic Solutions International, Inc.
Therapeutic Solutions International is focused on immune modulation for the treatment of several specific diseases. The Company's corporate website is www.therapeuticsolutionsint.com, and our public forum is https://board.therapeuticsolutionsint.com/

1 https://www.biospace.com/article/releases/therapeutic-solutions-international-reports-preliminary-data-suggesting-stemvacs-induces-natural-killer-memory-to-cancer

2 https://translational-medicine.biomedcentral.com/articles/10.1186/s12967-015-0688-5

3 https://www.businesswire.com/news/home/20171107005660/en/Batu-Biologics-Receives-FDA-Clearance-Multi-Pronged-Immunotherapy

4 https://www.fiercepharma.com/special-report/top-20-drugs-by-global-sales-2019-avastin

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